 Exhibit (a)(1)(E)
Offer to Purchase for Cash
Up to 17,753,322 Shares of Common Stock
of
CVR Energy, Inc.
at
$18.25 Net Per Share
by
Icahn Enterprises Holdings L.P.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”)

To Our Clients:
Enclosed for your consideration are the Offer to Purchase, dated December 6, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Icahn Enterprises Holdings L.P., a Delaware limited partnership (together with its direct and indirect subsidiaries, “Icahn Enterprises” or the “Purchaser”), to purchase for cash up to 17,753,322 shares of common stock, par value $0.01 per share (the “common stock”) of CVR Energy, Inc., a Delaware corporation (the “Company”) at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, upon the terms and subject to the conditions of the Offer. The Offer is being made by Icahn Enterprises and, upon the terms and subject to the conditions of the Offer, Icahn Enterprises will purchase any shares properly tendered and not properly withdrawn, up to a maximum of 17,753,322 shares. If more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. Shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Tendering Shares” of the Offer to Purchase. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
We are the owner of record of shares held for your account. As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.
Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.
Please note the following:
1.
You may tender your shares at a price of $18.25 per share, as indicated in the attached Instruction Form, net to you in cash, less any applicable tax withholding and without interest.

2.
You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.
The Offer is subject to certain conditions set forth in Section 6 — “Conditions of the Tender Offer” of the Offer to Purchase, including the Minimum Condition (as defined in the Offer to Purchase).

4.
The Offer, withdrawal rights and proration period will expire at one minute after 11:59 p.m., New York City time, on January 6, 2025, unless the Purchaser extends the Offer.

5.
The Offer is for up to 17,753,322 shares, constituting approximately 18% of the total number of issued shares of the Company’s common stock as of the date of the Offer to Purchase. If more than 17,753,322 shares are tendered, the Purchaser will purchase 17,753,322 shares on a pro-rata basis.

6.
Tendering stockholders who are registered stockholders or who tender their shares directly to Broadridge Corporate Issuer Solutions, LLC, the Depositary and Paying Agent for the Offer, will not be obligated to pay any brokerage commissions or fees to the Purchaser, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of shares under the Offer.

7.
Under no circumstance will interest be paid on the purchase price of the shares regardless of any extension or amendment to the Offer or any delay in paying for such shares.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Time of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at one minute after 11:59p.m., New York City time, on January 6, 2025, unless the Offer is extended.
The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of the Company’s common stock. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
Up to 17,753,322 Shares of Common Stock
of
CVR Energy, Inc.
at
$18.25 Net Per Share
by
Icahn Enterprises Holdings L.P.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2025 UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”)

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated December 6, 2024 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Icahn Enterprises Holdings L.P., a Delaware limited partnership (“Icahn Enterprises,” and together with the Company, the “Purchaser”), to purchase for cash up to 17,753,322 shares of common stock, par value $0.01 per share (the “common stock”) of CVR Energy, Inc., a Delaware corporation (the “Company”), at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, as specified by the undersigned, on the terms and subject to the conditions of the Offer. Upon the terms and subject to the conditions of the Offer, Icahn Enterprises will purchase any shares properly tendered and not properly withdrawn, up to a maximum of 17,753,322 shares. Unless the context otherwise requires, all references to the shares shall refer to the common stock of the Company.
The undersigned hereby instruct(s) you to tender to the Purchaser the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, at a price of $18.25 per share, net to the seller in cash, less any applicable tax withholding and without interest, on the terms and subject to the conditions of the Offer.
The undersigned understands that if more than 17,753,322 shares of common stock are properly tendered, Icahn Enterprises will purchase an aggregate of 17,753,322 shares from the stockholders of the Company on a pro rata basis based upon the number of shares validly tendered and not properly withdrawn by each tendering stockholder as of the Expiration Time. The undersigned further understand that shares tendered but not purchased pursuant to the Offer will be returned to the tendering stockholders at our expense promptly following the Expiration Time.
In participating in the Offer to purchase for cash, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Purchaser, and it may be extended, modified, suspended or terminated by the Purchaser as provided in the Offer; (2) the Offer is being made by Icahn Enterprises; (3) the undersigned is voluntarily participating in the Offer; (4) the future value of the Company’s common stock is unknown and cannot be predicted with certainty; (5) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (6) regardless of any action that the Purchaser takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Purchaser to withhold all applicable Tax Items legally payable by the undersigned.
The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Purchaser, its respective subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.
The undersigned understands that the Purchaser may hold certain personal information about him or her, including, as applicable, but not limited to, the undersigned’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, nationality, any shares of stock held in the Company, details of all options or any other entitlement to shares outstanding in the undersigned’s favor, for the purpose of implementing, administering and managing his or her stock ownership (“Data”). The undersigned understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the offer, that these recipients may be located in his or her country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than his or her country. The undersigned understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Purchaser. The undersigned authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the offer, including any requisite transfer of such Data as may be required to a broker or other third party with whom held any shares of stock. The undersigned understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Offer. The undersigned understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Purchaser. The undersigned understands, however, that refusing or withdrawing his or her consent may affect his or her ability to participate in the Offer. For more information on the consequences of his or her refusal to consent or withdrawal of consent, the undersigned understands that he or she may contact the Purchaser.
Number of shares to be tendered by you for the account of the undersigned:             shares*
The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Certificate Nos. (if available):
Name(s) of Record Holder(s):
(Please Type or Print)
Address(es):

Zip Code:
Day Time Area Code and Telephone Number:
Signature(s):
Dated: , 2024
If shares will be tendered by book-entry transfer, check this box ☐ and provide the following information:
Name of Tendering Institution:
Account Number at Book-Entry Transfer Facility:

*
Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.